ASSET EXCHANGE AGREEMENT

     THIS ASSET EXCHANGE AGREEMENT (the "Agreement"), dated as of the 1st day of April, 1998 by and among EUROGAS, INC., a Utah corporation ("EuroGas"), BEAVER RIVER RESOURCES, LTD., a British Columbia corporation ("BRRL"), and TERRELL W. SMITH (the "Escrow Agent").

                                    RECITALS

     A. BRRL is the owner of an interest under Petroleum Natural Gas Lease #15661 (the "Lease") issued by the authorities of British Columbia as held under an agreement for a Farm Out Participation, Equalization and Royalty dated October 15, 1997 by and between Wascana Energy Partnership, United Gunn Resources, Ltd., Mayan Limited Partnership and Wade Oil & Gas Incorporated. A copy of the Wascana Agreement is attached hereto as Exhibit A and by reference incorporated herein.

     B. This Agreement shall provide the means by which EuroGas may acquire ownership of all of BRRL's outstanding capital stock.

     C. An Escrow is to be established hereby to complete the terms and conditions of the Agreement.

                                   ARTICLE 1
                                  DEFINITIONS

     1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "BRRL" shall mean Beaver River Resources, Ltd., a closely held Canadian corporation organized under the laws of the Province of British Columbia.

     "Closing" shall mean the closing of the transfer of the Exchanged Assets and Exchange Price to the Escrow Agent.

     "Closing Date" shall mean the date on which the Closing actually takes place, as described in Section 4.1.

     "Court Order" shall mean any judgment, order, aware or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

     "Escrow Agent" shall mean TERRELL W. SMITH.

     "Escrowed Amount" shall mean cash, shares of stock and other property deposited with the Escrow Agent.

     "Encumbrance" shall mean any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

     "EuroGas" shall mean EuroGas, Inc. a corporation duly organized and in good standing under the laws of the State of Utah, United States.

     "EuroGas Option" shall mean the right for EuroGas to reacquire 1,900,000 EuroGas Shares of common stock delivered hereunder as set forth in Article 4 of this Agreement.

     "EuroGas Shares" shall mean the restricted common stock of EuroGas, Inc. par value $.001 which shall bear a restricted legend as set forth herein. The shares of EuroGas shall be automatically adjusted to take into account any stock split, stock or monetary dividend, consolidation, reorganization or other like or similar event.

     "Exchange Consideration" shall mean the aggregate consideration to be paid by EuroGas for the Exchanged Assets, more particularly set forth in Section 3 1.

     "Exchanged Assets" shall mean all of BRRL's issued and outstanding capital stock.

     "Governmental Body" shall mean any foreign, federal, state, local or other governmental authority or regulatory body.

     "Governmental Permits" shall mean all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle BRRL to own or lease operate and use the Lease.

     "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the United States Securities Act of 1933 or any successor law and the rules and regulations issued pursuant to that Act or any successor law.

     "Stockholders" shall mean the stockholders of BRRL.

     "Tax" shall mean any federal, state, county, local or foreign income, gross receipts, property, sales, use, transfer, gains, license, excise, import, franchise, ad valorem, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, deficiency, addition to tax or additional amount imposed by any Governmental Body.

     "Wascana" shall mean Wascana Energy Partnership and shall mean the operator under the Wascana Agreement.

     "Wascana Agreement" shall mean the agreement for a Farmout Participation, Equalization and Royalty dated October 15, 1997 by and between Wascana Energy Partnership, BRRL, United Gunn Resources, Ltd., Mayan Limited Partnership and Wade Oil & Gas Incorporated.

                                   ARTICLE 2
                               EXCHANGE AND SALE

     2.1 Exchanged Assets. Upon the terms and subject to the conditions of this Agreement the Stockholders will exchange all of the issued and outstanding shares of the capital stock of BRRL for shares of the capital stock of EuroGas, as herein provided. At the time such exchange is effected, the only asset of BRRL shall be its leasehold interest in the Lease.

     2.2 Excluded Liability. EuroGas shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of BRRL, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by EuroGas pursuant to this Agreement.

     2.3 Permitted Encumbrances. The only Encumbrance to be permitted hereunder is obligations imposed by the terms of the Wascana Agreement and Governmental Bodies on the Lease.

                                   ARTICLE 3
                                 EXCHANGE PRICE

     3.1 Exchange Price. EuroGas shall deposit with the Escrow Agent, as the Exchange price, US$300,000 and 2,400,000 EuroGas Shares.

                                   ARTICLE 4
                                 EUROGAS OPTION

     4.1 EuroGas Option. At any time before April 15, 1999, EuroGas can elect to acquire 1,900,000 EuroGas Shares by delivering a notice of the exercise of such option and a reassignment in the form set forth in Exhibit B hereunder to the Escrow Agent.

                                   ARTICLE 5
                            ESTABLISHMENT OF ESCROW

     5.1 Appointment of Escrow Agent. In order to implement the terms and conditions of this Agreement, the parties hereby agree to establish an escrow with Terrell W. Smith as Escrow Agent and close this transaction in accordance with Article 6 set forth below.

     5.2 Duties of Escrow Agent. It is understood and agreed by the parties to this Agreement as follows:

          (a) Escrow Agent is not and shall not be deemed to be an agent for any party for any purposes and is merely acting as a depository and in a ministerial capacity hereunder with the limited duties herein prescribed.

          (b) Escrow Agent does not have and shall not be deemed to have any responsibility in respect of any instructions, certificate, or notice delivered to him other than to faithfully carry out the obligations undertaken in this Agreement and to follow the directions in such instructions or notice in accordance with the terms hereof.

          (c) Escrow Agent is not and shall not be deemed to be liable for any action taken or omitted by him in good faith and may rely on, and act in accordance with, the advice of his counsel without liability on his part for any action taken or omitted in accordance with such advice. In any event, his liability hereunder shall be limited to liability for gross negligence, willful misconduct, or bad faith on his part.

          (d) Escrow Agent may conclusively rely on and act in accordance with any certificate, instruction, notice, letter, telegram, cablegram or other written instrument believed by him to be genuine and to have been signed by the proper party or parties.

          (e) Escrow Agent may apply for advice of counsel of his choice and may rely upon such advice or may act or refrain from acting in accordance with such advice.

          (f) Escrow Agent shall be entitled to reimbursement from the parties of (i) Escrow Agent's reasonable fees and reimbursement of his reasonable expenses, including attorneys' fees in connection with duties hereunder and
     (ii) the cost to save harmless, indemnify and defend Escrow Agent for, from, and against any loss, damages, liability, judgment, costs and expenses whatsoever, including counsel fees, suffered or incurred by him by reason of, or on account of, any misrepresentations made to him or his status or activities as Escrow Agent under this Agreement, except for any loss, damages, liability, judgment, costs, or expenses resulting from gross negligence, willful misconduct, or bad faith on the part of Escrow Agent.

          (g) If any legal proceeding is instituted against him, Escrow Agent agrees promptly to give notice of such proceeding to EuroGas and BRRL. Escrow Agent shall not be required to institute legal proceedings of any kind.

          (h) Escrow Agent shall not, by act, delay, omission, or otherwise, be deemed to have waived any right or remedy he may have either under this Agreement or generally, unless such waiver be in writing, and no waiver shall be valid unless it is in writing, signed by Escrow Agent, and then only to the extent expressly therein set forth. A waiver by Escrow Agent under the terms of this Agreement shall not be construed as a bar to, or waiver of, the same or any other such right or remedy which he would otherwise have on any other occasion.

          (i) Escrow Agent may resign as such hereunder by giving 30 days written notice thereof to EuroGas and BRRL. Within 20 days after receipt of such notice, EuroGas and BRRL shall furnish to Escrow Agent written instructions regarding the release of the remaining Escrowed Amount to a substitute escrow agent designated by written instructions from EuroGas and BRRL jointly, or, in the absence thereof, by instructions from a court of competent jurisdiction to Escrow Agent. Such substitute Escrow Agent shall be a title company, bank, or trust company organized and doing business under the laws of the state of Utah and shall thereafter hold the Escrowed Amount received by it pursuant to the terms of this Agreement and otherwise act hereunder as if it were the Escrow Agent originally named herein. Escrow Agent's duties and responsibilities hereunder shall terminate upon the release of all property then held in escrow according to such written instruction or upon such delivery as herein provided. This Agreement shall not otherwise be assignable by Escrow Agent without the prior written consent of EuroGas and RRRT.

          (j) EuroGas and BRRL shall each pay one-half of the Escrow Agent fees and other charges.

                                   ARTICLE 6
            CLOSING BY DELIVERY TO AND DISBURSEMENT BY ESCROW AGENT

     6.1 Closing. Upon the terms and conditions set forth herein, the Closing shall be effectuated on or before April 15, 1998 by the parties delivering to the Escrow Agent the items set forth in Section 6.2 and Section 6.3, except such delay as provided in Section 6.3 below with respect to the deposit of shares of BRRL capital stock.

     6.2  Delivery by EuroGas.  EuroGas shall deposit with the Escrow Agent:

          (a)  US$300,000 cash

          (b) Two certificates of EuroGas shares; one in the amount of 500,000 EuroGas shares and the other in the amount of 1,900,000 EuroGas Shares.

          (c) A legal opinion from its counsel in the form set forth in Exhibit C.

     6.3  Delivery by Stockholders and BRRL.

          (a) Within sixty (60) days after execution of the Agreement, Stockholders of BRRL shall deposit with the Escrow Agent certificates representing all of the issued and outstanding capital stock of BRRL, separate stock powers executed in blank by Stockholders with signature guarantees and limited powers of attorney authorizing the Escrow Agent to deliver such shares to EuroGas within five (5) days after April 15, 1999 if EuroGas has not exercised its option to acquire the 1,900,000 shares of EuroGas stock from the Escrow Agent.

          (b) A legal opinion from BRRL's counsel in the form attached as Exhibit D.

     6.4 Disbursement by Escrow Agent. Upon execution of the Agreement and the establishment of the Escrow, the Escrow Agent shall hold and disburse the items deposited as follows:

          (a) Escrow Agent shall, within ten (10) days after establishment of the Escrow, disburse the US$300,000 to BRRL; provided, however, such disbursement of funds shall not be made to BRRL until ninety percent (90%) of the issued and outstanding shares of capital stock of BRRL has been deposited by the Stockholders with the Escrow Agent.

          (b) Within five (5) days after December 1, 1998 or at the specific co-signed instructions of BRRL and EuroGas prior thereto, Escrow Agent shall deliver to BRRL 500,000 shares of EuroGas Shares.

          (c) Within five (5) days after April 15, 1999, the balance of the EuroGas Shares to Stockholders and delivery of the BRRL shares deposited by the stockholders to EuroGas.

          (d) If the Escrow Agent receives a notice of exercise of the EuroGas Option any time prior to April 15, 1999 together with the appropriate reassignment as set forth in Article 4, Escrow Agent shall deliver the 1,900,000 EuroGas Shares to EuroGas and he shall deliver to BRRL any remaining EuroGas Shares or cash left in Escrow and the shares of BRRL capital stock to the Stockholders who have deposited the shares.

     6.5 Benefits and Burdens. During the Escrow EuroGas shall be entitled to all the benefits of the BRRL's interest in the Lease. EuroGas shall comply with the terms of the Wascana Agreement and be responsible for all of the related costs, expenses, damages and liabilities whatsoever of carrying such interest in the Lease to the same extent as if EuroGas were the owner of such interest.

                                   ARTICLE 7
               REPRESENTATIONS, COVENANTS AND WARRANTIES OF BRRL

     As an inducement to EuroGas to enter into this Agreement and to consummate the transactions contemplated hereby, BRRL hereby represents, covenants and warrants to EuroGas and agrees as follows:

     7.1 Organization of BRRL. BRRL is a corporation duly organized and validly existing under the laws of the Province of British Columbia and it will be in good standing after its Stockholders' meeting is held to authorize the execution of this Agreement.

     7.2  Authority of BRRL.

          (a) The execution, delivery, and performance by BRRL of the Agreement by BRRL of the Agreement and all agreements, documents, obligations, and transactions contemplated by the Agreement have been duly authorized by all necessary action on the part of the board of directors of BRRL and are not inconsistent with BRRL's articles of incorporation or any resolution of the directors of BRRL, and do not and will not contravene any provision of, or constitute a default under any indenture, mortgage, contract, or other instrument known to it to which BRRL is a party or by which it is bound. Upon the execution and delivery of the Agreement, they will, subject to approval of the Stockholders, constitute legal, valid, and binding agreements and obligations of BRRL enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyance or preferential transfers, and by the availability of equitable remedies.

          (b) Subject to approval of this Agreement by the Stockholders, BRRL and the officer signing on its behalf, have the power and legal capacity to enter into the Agreement and to execute the Agreement and any other documents required by the Agreement.

          (c) Upon the execution of this Agreement BRRL will promptly call a meeting of its Stockholders for the purpose of having the Stockholders approve this Agreement and the agreeing to the deposit of the Stockholders' BRRL stock certificates in escrow in accordance herewith.

     7.3 Status of Exchanged Assets. If the stock of BRRL is delivered to EuroGas in accordance with this Agreement, the assets of BRRL at the time of such delivery (which shall consist only of BRRL's leasehold interest in the Lease) shall be unencumbered except for the Permitted Encumbrance described in
Article 2.3 hereof.

     7.4 Independent Investigation Access. BRRL acknowledges that BRRL has carefully reviewed EuroGas's SEC reports and press releases furnished by EuroGas to BRRL, including but not limited to the press release dated March 19, 1998. BRRL further acknowledges that BRRL in making its decision to acquire EuroGas Shares has relied upon independent investigations made by it and by BRRL's representatives and has had an opportunity to ask questions of and to receive answers from EuroGas and its authorized representatives concerning the business of EuroGas.

     7.5 Restriction Acknowledgment. BRRL acknowledges that the completion of the Agreement and the issuance of the consideration constitute the offer and sale of securities as those terms are defined under the Securities Act, as amended, and applicable state statutes. The delivery of EuroGas Shares shall be consummated in reliance on certain exemptions from the registration requirements of federal and state securities laws on which BRRL shall be entitled to rely as a basis for its determination that the issuance of the EuroGas Shares is exempt from the registration requirements of the Securities Act and similar state laws. Until such time as such securities shall have been registered under the Securities Act as contemplated by this Agreement, each of the certificates representing the EuroGas Shares shall bear a legend in substantially the following form:

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE TRANSFERRED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT OR THE LAWS OF THE APPLICABLE STATE OR A "NO ACTION" OR INTERPRETIVE LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT THE SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE STATUTES.

                                 ARTICLE 8
           REPRESENTATIONS, COVENANTS AND WARRANTIES OF EUROGAS

     As an inducement to BRRL to enter into this Agreement and to consummate the transactions contemplated hereby, EuroGas hereby represents, covenants and warrants to BRRL and agrees as follows:

     8.1 Organization of EuroGas. EuroGas is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah, with full corporate power and authority to own its properties and engage in its business as contemplated.

     8.2 Legality of EuroGas Shares. The EuroGas Shares are legally issued, fully paid and non-assessable

     8.3  Authority of EuroGas.

          (a) The execution, delivery and performance by EuroGas of the Agreement and all agreements, documents, obligations, and transactions contemplated by the Agreement have been duly authorized by all necessary action on the part of EuroGas and are not inconsistent with EuroGas's articles of incorporation or any resolution of the directors of EuroGas, and do not and will not contravene any provision of, or constitute a default under any indenture, mortgage, contract or other instrument known to it to which EuroGas is a party or by which EuroGas is a party or by which it is bound. Upon the execution and delivery of the Agreement, it will constitute a legal, valid and binding agreement and obligation of EuroGas, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyance or preferential transfers, and by the availability of equitable remedies.

          (b) EuroGas and the officers signing on its behalf, have the power and legal capacity to enter into the Agreement and to execute the Agreement and any other documents required by the Agreement.

     8.4 Registration of EuroGas Shares. Commencing April 15, 1998 and continuing thereafter, EuroGas shall use all commercially reasonable efforts to file and pursue to effectiveness a registration statement with the Securities and Exchange Commission covering the 2,400,000 shares of EuroGas common stock, except to the extent that EuroGas Shares may be publicly sold pursuant to an exemption to registration, including but not limited to Rule 144 adopted under the Securities Act or as it may be amended or succeeded to from time to time.

                                   ARTICLE 9
                               GENERAL PROVISIONS

     9.1 Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

     9.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:


      If to EuroGas, to:            Hank Blankenstein
                                    EuroGas, Inc.
                                    942 East 7145 South, #101A
                                    Midvale, Utah 84057
                                    Telephone: 801/255-0862
                                    Facsimile: 801/255-2005

      With a copy to:               Howard S. Landa, Esq.
                                    Kruse, Landa & Maycock, L.L.C.
                                    Eighth Floor, Bank One Tower
                                    50 West Broadway (300 South)
                                    Salt Lake City, Utah 84101
                                    Telephone: 801/531-7090
                                    Facsimile: 801/531-7091

      If to BRRL, to:               Fred Oliver
                                    Beaver River Resources, Ltd.
                                    4625 Greenville Avenue, Suite 205
                                    Dallas, Texas 75206
                                    Telephone: 214/739-2895
                                    Facsimile: 214/987-3776

      With a copy to:               Lionel E. Gilly, Esq.
                                    5646 Milton Street, Suite 309
                                    Dallas, Texas 75206-3986
                                    Telephone: 214/691-1541
                                    Facsimile: 214/691-1573

      If to Escrow Agent, to:       Terrell W. Smith
                                    Fairbanks Capital
                                    P.O. Box 65250
                                    Salt Lake City, Utah 84165-0250
                                    Telephone: 801/293-1883
                                    Facsimile: 801/293-1297

or such other address as such party may indicate by a notice delivered to the other parties hereto.

     9.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

     9.4 Access to Records after Closing. For a period of two (2) years after the Closing Date, EuroGas and its representatives shall have reasonable access to all of the books and records of the Exchanged Assets transferred to EuroGas hereunder to the extent that such access may reasonably be required by EuroGas to meet its reporting obligations under the Securities Laws. BRRL shall afford such access upon receipt of reasonable advance notice and during normal business hours. EuroGas shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 9.4.

     9.5 Entire Agreement; Amendments. This Agreement and the Exhibits referred to herein and the documents delivered pursuant hereto contain the entire understanding the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements and understandings between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     9.6 Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of the Agreement. The Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

     9.7 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     9.8 Partial Invalidity. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     9.9 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to BRRL and EuroGas.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    EUROGAS:

                                    EuroGas, Inc.

                                    By  /s/ Hank Blankenstein


                                    BRRL:

                                    Beaver River Resources, Ltd.

                                    By  /s/ Fred Oliver
                                      Vice President


                                    ESCROW AGENT


                                    /s/  Terrell W. Smith

                                    Terrel1 W. Smith